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                                                                   EXHIBIT 10.31

                        Donaldson, Lufkin & Jenrette
           DLJ Mortgage Capital, Inc. . 140 Broadway, Suite 4000,
                   New York, NY 10005-1285 . (212) 504-8071

                                                                    May 22, 1995

Lomas Mortgage USA, Inc.
1600 Viceroy Drive
Dallas, Texas 75235
Telephone: 214-879-7010
Facsimile: 214-879-7018
Attention: Paul Fletcher

This Commitment Letter confirms our agreement between Lomas Mortgage USA ("Lomas") and DLJ Mortgage Capital, Inc. ("DLJ") pursuant to which DLJ shall provide committed financing collateralized by eligible Mortgage Loans or Other Loans in accordance with the terms and conditions hereof and as set forth in the Whole Loan Funding Facility, the Promissory Note, and the Pledge Agreement dated May 16, 1994 and the Tri-Party Custody Agreement(s) executed by Lomas related thereto (collectively, the "Agreements"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreements.

In the event of a conflict between the terms of this Commitment Letter and the terms of the Agreements, the terms of this Commitment Letter shall control with respect to those purchases of whole mortgage loans or any interests in any whole mortgage loans by DLJ or Advances made by DLJ up to the amount committed below. Amounts purchased by or borrowed from DLJ in excess of that committed herein shall be made in accordance with the Agreements.

Subject to the terms and conditions hereof and the Agreements, including the performance by Lomas of its obligations set forth below, DLJ hereby commits to:

1. Provide a revolving credit line for residential Mortgage Loans under the Agreements until May 31, 1996 as follows, after which DLJ shall have no further obligation to purchase or to make Advances under this Commitment Letter, unless amended in writing by the parties hereto:

         (a) $200 million for Mortgage Loans and Required Documents delivered to Custodian in accordance with Section 3, 4 or 5 of the Custody Agreement and where related Purchase Commitments have been assigned and delivered to DLJSC ("Gestation Transactions");

         (b) $200 million for Mortgage Loans, which shall include all other first-lien Mortgage Loans, and Required Documents delivered to Custodian in accordance with Section 6 or 7 of the Custody Agreement ("Interim Transactions");

         (c) $200 million for Title I second mortgage Mortgage Loans, manufactured housing loans, other second mortgage Mortgage Loans and Required Documents delivered to Custodian in accordance with the Custody Agreement ("Other Transactions");

         provided, however, that:

         (i) the total committed credit line of (a) and (b) above, when combined, shall not exceed $200 million;

         (ii)    no Mortgage Loan shall be in excess of $650,000;

         (iii) the total of all Advances involving Mortgage Loans not yet delivered, but which shall be delivered, to Custodian in accordance with Section 9(b) of the Custody Agreement ("Wet Transaction"), shall not exceed $25 million; and

         (iv) Lomas maintains outstanding transactions in an amount such that the monthly average of all Interim Transactions exceeds the monthly average outstanding of all Wet Transactions for each calendar month.





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2.       Maintain a funding rate as follows:

         (a) 50 basis points over the offered LIBOR rate of comparable maturity for any Mortgage-Backed Security repurchase agreement transaction ("MBS Repo");

         (b) 75 basis points over the offered LIBOR rate of comparable maturity for any Gestation Transaction;

         (c) 110 basis points over the opening Federal Funds rate of comparable maturity for any Interim Transaction; and

         (d) 150 basis points over the opening Federal Funds rate of comparable maturity for any Other Transaction.

         provided, however, that (i) on any calendar quarter end the funding rate shall be as quoted by DLJ in good faith, (ii) DLJ may charge Lomas for any related daylight overdraft charge imposed by Custodian, if any, and (iii) DLJ shall charge Lomas additional basis points as a funding rate (as agreed upon by Lomas and DLJ) for the impact on DLJ's capital of any MBS Repo. The foregoing commitment by DLJ is hereinafter referred to as the "Commitment."

3. DLJ shall maintain a funding rate of 1.625% for any Interim Transaction that has been balance funded by escrow deposits at a financial institution approved by DLJ in its sole discretion, provided that Lomas irrevocably assigns any compensation that may be payable to it by such financial institution to DLJ.

Lomas commits to:

1. Pay DLJ a Commitment Fee of $306,000 (15 bp Commitment plus $6,000 Due Diligence review) payable as follows: $31,000 upon execution of this Commitment Letter and $25,000 on the first Business Day of each month, commencing July 1, 1995.

2. With respect to each Advance, provide to DLJ, when such Advance is made and thereafter on a daily mark to market basis collateral consisting of, amongst other items specified in the Agreements, eligible Mortgage Loans equal to:

         a. For Advances related to MBS Repo Transactions covered by a Purchase Commitment from CALPERS, 101% of each such Advance;

         b. For Advances related to Gestation Transactions, 102% of each such Advance;

         c. For Advances related to Wet Transactions and Interim Transactions (other than Title I second mortgage Mortgage Loans, manufactured housing loans, or other second mortgage Mortgage Loans), 102% of each such Advance;

         d. For Advances related to Wet and Interim Transactions Advances related to Other Transactions, 105% of each such Advance;

3. Provide Purchase Commitment assignments related to the Collateral to DLJ, such Purchase Commitments to adhere to "Good Delivery" guidelines;

4. Pay DLJ by the tenth day of each month or of the month following the expiration or termination of the Commitment, a Non-usage Fee if the average principal balance of all Advances outstanding during the immediately preceding calendar month is less than $100 million. Such Non-usage Fee shall be calculated by multiplying (a) the amount representing the difference between $100 million and the average outstanding principal balance of all Advances for the relevant month by (b) 15 basis points, and dividing such product by 12;

5. Provide evidence to DLJ that Lomas has, and will continue to maintain, insurance coverage for itself and its subsidiaries that encompasses employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities), and computer fraud in an aggregate amount of at least $1,000,000 and shall include DLJ Mortgage Capital, Inc. as a Loss Payee; and





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6.       Notify DLJ of its intent to borrow under an Advance no later than 11
         a.m. (New York time) on the day of such Advance.

DLJ shall have the right to terminate this Commitment Letter, and DLJ shall no longer be obligated to make Advances under this Commitment and may accelerate the maturity dates of all Advances then outstanding, upon the occurrence of a Commitment Letter Termination Event. Upon such termination, DLJ shall have no obligation to return any fees collected and may utilize any remedy provided in the Agreements. A Commitment Letter Termination Event shall include any one or more of the following:

1. An "Event of Default" shall have occurred under any of the Agreements which shall include a breach by Lomas of any agreement contained in this Commitment Letter (following the expiration of any grace or notice period) including the items set forth under "Required Financial Statements", or there occurs any event set forth under "Litigation", "Consolidation and Merger" or "Financial Requirements", in Annex A attached hereto (following the expiration of any grace or notice period).

2. A "Material Adverse Change" shall have occurred in the business or operations of Lomas which is defined as the occurrence of any of the events or circumstances set forth under "Financial Requirements" in Annex A.

3. There occurs a change in ownership of Lomas, unless (i) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States of America or a political subdivision thereof; (ii) such entity assumes all the obligations of Lomas under this Commitment Letter and Agreements and each outstanding Advance (or has such obligations guaranteed in a manner and by a Guarantor acceptable to DLJ); and (iii) DLJ receives as part of the aforementioned transaction prior assurances or additional credit support from such entity and any Guarantor to the extent that DLJ would not otherwise be satisfied with the financial condition of the surviving entity or Guarantor. "Guarantor" shall mean a guarantor or a party providing a similar obligation satisfactory to DLJ.

4. There occurs a catastrophic event or events resulting in the effective absence of a "repo market" for a period of at least 30 consecutive days respecting mortgage loans and the same results in DLJ not being able to finance any Advance through the repo market with DLJ's traditional repo counterparties. Upon the occurrence of such an event, Lomas shall not be obligated to make any further payments of Commitment Fees or Non-usage Fees.

Please acknowledge your agreement to the foregoing by signing and returning the enclosed duplicate of this letter, whereby this Commitment Letter shall become a binding agreement between DLJ and Lomas.

DLJ Mortgage Capital, Inc.

BY:     /s/ ROD ENNICO
NAME:   Rod Ennico
TITLE:  Senior Vice President

AGREED AND ACCEPTED as of the date first above written:

Lomas Mortgage USA, Inc.

BY:     /s/ PAUL D. FLETCHER
NAME:   Paul D. Fletcher
TITLE:  Senior Vice President





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                                    ANNEX A

1. LITIGATION: Any litigation or proceeding affecting Lomas and its subsidiaries that is likely to be adversely determined and which, if adversely determined, could have a material adverse effect on the Collateral or the ability of Lomas to pay and perform on the Obligations.

2. CONSOLIDATION AND MERGER: Lomas consolidates or amalgamates with, or merges into or transfers all or substantially all its assets to another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of Lomas and its subsidiaries under this Commitment Letter and the Agreements by operation of law or pursuant to an agreement satisfactory to DLJ.

3.       FINANCIAL REQUIREMENTS:
         (a) A material adverse change in Lomas' business, operations or financial condition that would materially and adversely affect the ability of Lomas to perform its obligation under this Commitment Letter and the Agreements as determined in good faith by DLJ;

         (b) GAAP Net Worth is less than $150 million;

         (c) Adjusted Net Worth (ANW) is less than $50 million*;

         (d) Lomas, directly or indirectly, engages in any business other than the mortgage banking business other than businesses related to the mortgage banking industry or typically engaged in by participants in such industry;

         (e) Lomas sells any asset other than in the ordinary course of its business; and

         (f) Lomas guarantees the debt obligation of any other entity or entities that , in aggregate, exceeds $50 million.

         Adjusted Net Worth shall mean, at any date, the sum of Tangible Net Worth** plus 1% of the aggregate outstanding principal balance of all 1 to 4 family residential mortgage loans in Lomas Mortgage USA, Inc.'s owned servicing portfolio.

** Tangible Net Worth shall mean the excess of total assets over total debt determined in accordance with GAAP but shall exclude all assets (other than deferred commitment fees) which would be classified as intangible assets under GAAP (e.g., purchased and capitalized value of servicing rights, excess servicing fees, and goodwill).

4.       REQUIRED FINANCIAL STATEMENTS:
         (a) Lomas shall deliver to DLJ within 90 days after the last day of its fiscal year, its audited consolidated statements of income and statement of changes in cash flow for such year and balance sheet as of the end of such year in each case presented fairly in accordance with GAAP and the requirements of HUD Handbook IG 4000.3 REV and accompanied, in all cases, by an unqualified report of Ernst & Young or another firm of independent certified public accountants reasonably acceptable to DLJ.

         (b) Lomas shall deliver to DLJ within 60 days after the last day of each of the first three fiscal quarters in any fiscal year of Lomas, its consolidated statements of income and statement of changes in cash flow for such quarter and balance sheet as of the end of such quarter presented fairly in accordance with GAAP and accompanied by FNMA Form 1002 and FHLMC Form 1055.

         (c) Lomas shall deliver to DLJ within 30 days after the last day of each calendar month that is not a quarter or year end in any fiscal year of Lomas, (i) its consolidated statement of income for such month and balance sheet as of the end of such month accompanied in each case by a certificate of the chief financial officer or treasurer of Lomas stating that such financial statements are presented fairly in accordance with GAAP and the requirements of HUD Handbook IG 4000.3 REV (subject to routine and year-end audit adjustments) and (ii) an officer's certificate from its





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         chief financial officer or treasurer certifying that there does not exist an event of default in the Agreements or in this Annex.

         (d) Lomas shall deliver to DLJ as soon as available copies of all proxy statements, financial statements, and reports which Lomas sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements (without exhibits, unless requested by DLJ) under the Securities Act of 1933, as amended, which it files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.

         (e) Lomas shall deliver or cause to be delivered to DLJ as soon as the same are available, copies of all regular, periodic and special audit reports conducted by GNMA, FNMA and/or FHLMC with respect to Lomas' operations.





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                               COMPANY LETTERHEAD

Date

Patricia Robins
Senior Credit Analyst
DONALDSON, LUFKIN AND JENRETTE
Credit Administration, 25th Floor
140 Broadway
New York, New York  10005-1285


RE: The Commitment Letter dated as of May 22, 1995, between Lomas Mortgage USA, Inc. (the "Borrower") and DLJ Mortgage Capital, Inc. ("DLJ")


Dear Ms. Robins:

This Compliance Certificate is furnished pursuant to the Agreement dated as of ____________ between Lomas Mortgage USA, Inc and DLJ.

The following is true, correct and complete:

1. I am a member of the management of the Borrower holding the office indicated below;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the period from the date of the last Compliance Certificate given under the Agreement to the date hereof.

3. The examinations did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the referenced period or as of the date of this Compliance Certificate; and

4. Schedule 1 attached hereto sets forth financial data and computations evidencing the Company's compliance with the financial covenants set forth in the Agreement dated as of _____________________

The foregoing certifications are made and delivered this ____ day of ___________, 1995.



________________________________________
Officer of Lomas Mortgage USA, Inc.
Name:
Title:





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                         DONALDSON, LUFKIN AND JENRETTE
                             COMPLIANCE CERTIFICATE

                             _____________________
                                      Date

I.       GAAP NET WORTH
                                                            Required                           Actual
                                                            --------                           ------

                                                            $ 150,000,000                  ________________

I.       ADJUSTED NET WORTH

         GAAP Net Worth                                                                    ________________

         Less:
         Purchased Mtg. Servicing Rights                                                   ________________

         Plus:
         UPB of Owned Servicing Portfolio x 1%                                             ________________


         ACTUAL ADJUSTED NET WORTH                          $  50,000,000                  ________________



IV.      OTHER INFORMATION


         ORIGINATION YEAR TO DATE  -   Please send LOMEGA production report
         monthly.

         SERVICING AS OF MONTH END -   Please send reports to include owned
         servicing, subservicing, and master servicing to include delinquency information and WAC information.

Please provide a breakdown of Notes Payable.





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